Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION,
February 8, 2005	CONTACT:	Robert L. Schumacher at (276) 326-9000

First Community Bancshares, Inc. Announces
Fourth Quarter and 2004 Results

     Bluefield, Virginia — First Community Bancshares, Inc. (NASDAQ): FCBC; (www.fcbinc.com) today reported earnings of $22.4 million for the year ended December 31, 2004, or $1.99 basic and $1.97 diluted earnings per share. This compares to $25.2 million or $2.27 basic and $2.25 diluted earnings per share for 2003. Net income for the fourth quarter totaled $6.1 million, an increase of $785,000, or 14.8%, compared with $5.3 million for the fourth quarter of 2003. Basic and diluted earnings per share for the fourth quarter of 2004 were $0.54, up from the $0.47 in the fourth quarter of 2003.

     As previously announced, during the third quarter of 2004, First Community sold its mortgage banking subsidiary, completing its exit from the wholesale mortgage banking business. For the full year of 2004, the loss from discontinued operations totaled $3.7 million or $0.33 per basic and $0.32 per diluted share, compared to a loss from discontinued operations of $1.5 million or $0.14 per basic and diluted share in the previous year. During the fourth quarter of 2004, the Company had a loss from discontinued operations of $131,000 or $0.01 per basic and diluted share as compared to a $1.4 million loss from discontinued operations or $0.13 per basic and $0.12 per diluted share for the comparable period in 2003, due to miscellaneous expenses associated with the wrapup of the mortgage business. The strategic decision to exit the wholesale mortgage business reduces the Company’s exposure to risk associated with the volume-driven, wholesale mortgage banking business and the related interest rate volatility associated with such business. This change in direction permits the Company to focus its resources on its core community banking business, which has grown over the past two years and continues to produce strong returns as highlighted in the discussion of continuing operations.

     Income from continuing operations for the full year of 2004 totaled $26 million or $2.32 basic and $2.29 diluted earnings per share, compared to $26.7 million or $2.41 basic and $2.39 diluted earnings per share for 2003. Return on average equity from continuing operations for the full year 2004 was 14.58% compared to 16.02% for 2003. Return on average tangible equity (net income adjusted for tax-effected amortization of intangibles as a percentage of average tangible equity) from continuing operations was 21.5% for the full year 2004 compared to 20.6% for 2003. Full year return on average assets from continuing operations was 1.45% in 2004 compared to 1.70% for 2003.

     Income from continuing operations for the fourth quarter of 2004 was $6.2 million or $0.55 per basic and diluted earnings per share, down slightly from $6.7 million or $0.60 per basic and $0.59 diluted earnings per share in the fourth quarter of 2003. Return on average equity from continuing operations for the fourth quarter of 2004 amounted to 13.48%, compared to 15.28% for the fourth quarter of last year. Return on average assets from continuing operations was 1.35% for the fourth quarter of 2004, compared to 1.61% for the fourth quarter of last year.

     When comparing the fourth quarter 2004 earnings from continuing operations with that of the fourth quarter of 2003, net interest income improved by 5.75% or $971,000, due primarily to an increase in the average balance of loans held for investment. A large portion of the increase in loans held for investment is due to the March 31, 2004 acquisition of People’s Community Bank in East Tennessee, with loans totaling $134 million at the time of acquisition. The Bank’s branch and loan production office expansion into Winston-Salem, Charlotte, and Mt. Airy, North Carolina and Blacksburg and Norfolk, Virginia contributed another $57.8 million in 2004 loan growth. Non-interest income from continuing operations for the fourth quarter of 2004 improved by $821,000 or 24% compared to the fourth quarter of 2003. Non interest income improved due to continued improvement in the areas of service charges on deposit accounts and other service charges, commissions and fees which increased $234,000 or 10.8% and $299,000, or 63.5% (largely the result of the Peoples acquisition and additional fees received by Stone Capital, the Company’s investment advisory service), respectively, plus a $185,000 increase in securities gains when compared to the fourth quarter of 2003. The Company incurred a $1.5 million increase in salaries and related employee benefits, as well as increases in other overhead and operating expenses, which are associated primarily with the acquisition of People’s Community Bank and, to a lesser extent, costs associated with continued development and growth of branches and loan production offices in North Carolina and Virginia. The increase in other operating expenses for the fourth quarter of 2004, compared to the fourth quarter 2003, included one time charges of more than $300,000 for various items including $83,000 in legal fees associated with the Company’s exit from the wholesale mortgage business and settlement of litigation, $70,000 in recruiting costs related to the hiring of three commercial lenders in Richmond, a $65,000 write-down of former bank premises to fair market value and an $87,000 write-down of an investment in a Community Development Corporation.

     Income from continuing operations for the full year 2004 was $26.0 million, compared to $26.7 million for 2003. Contributing to the change in income from continuing operations was a $4.9 million or 7.7% increase in net interest income. Average earning assets and interest-bearing liabilities in 2004 increased $186.6 million and $175.4 million, respectively, largely the result of the People’s Community Bank acquisition. Compared to the prior year, tax equivalent net interest income in 2004 increased $5.0 million; a $9.5 million increase due to volume added and a $4.5 million decrease due to rate changes.

     In 2004, non-interest income improved $2.8 million, or 19.2%, as the result of a 13% or $1.0 million increase in the collection of service charges and a 16.2% or $386,000 enhancement in other service charges, commissions and fees. A 56.5% or $677,000 improvement in other operating income in 2004 is due to several factors, including improvement in ATM usage fees on foreign cards and an increase in commission income generated by Stone Capital Management, Inc. The $503,000 increase in net securities gains reflects in large part the difference between a $1.4 million gain on the sale of corporate bonds held as part of available for sale securities in the second quarter of 2004 compared to a $1.0 million gain from the sale of equities during the third quarter of 2003. Total non-interest expenses from continuing operations increased by 27.8% or $10.4 million for 2004. A $6.0 million or 29.1% increase in salaries and benefits and a $2.8 million increase in other operating expenses account for 85% of this increase, resulting from the Company’s expansion into Blacksburg, Virginia, Eastern Virginia, East Tennessee, and Charlotte, Winston-Salem and Mount Airy, North Carolina. Our expansion brings with it the associated costs for additional corporate services, support, added technology and infrastructure.

     The provision for loan losses for the fourth quarter of 2004 decreased by $888,000 from the third quarter of 2004. Net charge-offs were down by $921,000 from the third quarter of 2004. The provision for loan losses for the year ended December 31, 2004 decreased by $748,000 compared to 2003. Changes in the provision are the result of First Community’s quarterly analysis of the adequacy of the allowance for loan losses, which analysis showed an improved loss history attributable to improved economic conditions in First Community’s markets. The ratio of non-performing assets to total assets was 0.36% on December 31, 2004, compared to 0.29% at September 30, 2004 and 0.31% at December 31, 2003. Non-accrual loans were $5.2 million at December 31, 2004, $3.7 million at September 30, 2004 and $3.0 million at December 31, 2003. Total delinquencies as a percent of total loans were 0.83% at December 31, 2004, which are basically level with 0.80% at September 30, 2004 and show improvement when compared to the 1.04% at December 31, 2003. The ratio of allowance for loan losses to non-accrual loans was 316.16% at December 31, 2004, compared to 441.23% at September 30, 2004 and 488.61% at December 31, 2003.

     On an annual basis, the effective income tax rate declined in 2004 as a result of realization of tax benefits from the divestiture of the discontinued operating segment, United First Mortgage, in the third quarter of 2004.

     Assets at December 31, 2004 increased to $1.83 billion compared to $1.67 billion at year-end 2003. Asset growth for the nine-month period includes $155 million from the acquisition of People’s Community Bank. Total stockholders’ equity for the Company was $183.2 million at December 31, 2004, resulting in book value per common share outstanding of $16.29 compared to $175.0 million and $15.57 per common share at December 31, 2003.

     The fourth quarter 2004 tax equivalent net interest margin from continuing operations was 4.49% compared to 4.56% for the fourth quarter of 2003. The Company’s year-to-date tax equivalent net interest margin from continuing operations decreased 22 basis points to 4.46% compared to. 4.68% for 2003. These decreases in tax equivalent net interest margin are largely attributable to reduced loan yields on new and renewed business throughout the prevailing low interest rate environment. The impact on net interest income was partially offset by average balance sheet growth of approximately $186.6 million and $175.4 million of interest-bearing assets and liabilities, respectively, in large part attributable to the acquisition of People’s Community Bank.

     First Community Bancshares, Inc., headquartered in Bluefield, Virginia, is a $1.83 billion bank holding company and is the parent company of First Community Bank, N. A. First Community Bank, N. A. operates through 52 full-service banking locations, six loan production offices, and two trust and investment management offices in the four states of Virginia, West Virginia, North Carolina and Tennessee. First Community Bank is also the parent of Stone Capital Management, Inc., a SEC registered investment advisory firm, which offers wealth management and investment advice. First Community Bancshares, Inc.’s common stock is traded on the NASDAQ National market under the symbol “FCBC”.

DISCLAIMER

     This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.

First Community Bancshares, Inc.		Twelve Months Ended		Three Months Ended
Consolidated Statements of Income		December 31,		December 31,
(Dollars in Thousands, Except Per Share Data)(Unaudited)		2004	2003	2004	2003
Interest	Interest and fees on loans held for investment	$76,713	$70,432	$20,518	$17,967
	Interest on securities-taxable	12,119	13,117	2,460	3,528
	Interest on securities-nontaxable	6,712	6,488	1,727	1,637
	Interest on federal funds sold and deposits	592	604	197	122

	Total interest income	96,136	90,641	24,902	23,254

Interest	Interest on deposits	18,478	19,950	4,648	4,557
Expense	Interest on borrowings	8,475	6,447	2,383	1,797

	Total interest expense	26,953	26,397	7,031	6,354

	Net interest income	69,183	64,244	17,871	16,900
	Provision for loan losses	2,671	3,419	264	740

	Net interest income after provision for loan losses	66,512	60,825	17,607	16,160

Non-Interest	Fiduciary income	1,958	1,788	529	549
Income	Service charges on deposit accounts	9,122	8,071	2,400	2,166
	Other service charges, commissions and fees	2,770	2,384	770	471
	Other operating income	1,875	1,198	440	317
	Gain on sale of securities	1,604	1,101	95	(90)

	Total non-interest income	17,329	14,542	4,234	3,413

Non-Interest	Salaries and employee benefits	26,646	20,644	7,064	5,547
Expense	Occupancy expense of bank premises	3,559	2,912	900	704
	Furniture and equipment expense	2,872	1,994	764	567
	Amortization of intangible assets	399	243	112	65
	Other operating expense	14,559	11,797	3,822	3,028

	Total non-interest expense	48,035	37,590	12,662	9,911

	Income from continuing operations before income taxes	35,806	37,777	9,179	9,662
	Income tax expense continuing operations	9,786	11,058	2,969	2,925

	Income from continuing operations	$26,020	$26,719	$6,210	$6,737
	Loss from discontinued operations before tax	$(5,746)	$(2,174)	$(215)	$(2,110)
	Income tax benefit from discontinued operations	$(2,090)	$(693)	$(84)	$(667)

	Loss from discontinued operations	$(3,656)	$(1,481)	$(131)	$(1,443)

	Net income	$22,364	$25,238	$6,079	$5,294

	Basic earnings per common share (EPS)	$1.99	$2.27	$0.54	$0.47
	Diluted earnings per common share (DEPS)	$1.97	$2.25	$0.54	$0.47
	Basic earnings per common share-continuing operations	$2.32	$2.41	$0.55	$0.60
	Diluted earnings per common share-continuing operations	$2.29	$2.39	$0.55	$0.59
	Weighted Average Shares Outstanding:
	Basic	11,238,648	11,096,900	11,248,137	11,244,382
	Diluted	11,337,606	11,198,353	11,355,202	11,362,269
	For the period:
	Return on average equity	12.53%	15.13%	13.20%	12.01%
	Return on average equity-continuing operations	14.58%	16.02%	13.48%	15.28%
	Return on average assets	1.24%	1.56%	1.32%	1.25%
	Return on average assets-continuing operations	1.45%	1.70%	1.35%	1.61%
	Cash dividends per share	$1.00	$0.98	$0.25	$0.25
	At period end:
	Book value per share	$16.29	$15.57	$16.29	$15.57
	Market value	$36.08	$33.16	$36.08	$33.16

First Community Bancshares, Inc.
Consolidated Balance Sheets

(Dollars in Thousands, Except Per Share Data)(Unaudited)

		December 31,	December 31,
		2004	2003
Assets	Cash and due from banks	$37,294	$37,173
	Interest-bearing deposits with banks	17,452	22,136
	Securities available for sale (amortized cost of $384,745
	December 31, 2004; $435,912, December 31, 2003)	388,678	444,194
	Securities held to maturity (fair value of $35,610
	December 31, 2004; $40,060, December 31, 2003)	34,221	38,020
	Loans held for sale	1,194	424
	Loans held for investment, net of unearned income	1,238,756	1,026,191
	Less allowance for loan losses	16,339	14,624

	Net loans	1,222,417	1,011,567
	Premises and equipment	37,360	29,816
	Other real estate owned	1,419	2,091
	Interest receivable	8,554	8,327
	Other assets	20,923	17,266
	Intangible assets	61,310	39,341
	Assets related to discontinued operations	—	22,372

	Total Assets	$1,830,822	$1,672,727

Liabilities	Deposits:
	Demand	$221,499	$194,046
	Interest-bearing demand	318,166	234,458
	Savings	217,095	190,366
	Time	602,304	606,666

	Total Deposits	1,359,064	1,225,536
	Interest, taxes and other liabilities	14,313	11,897
	Federal funds purchased	32,500
	Securities sold under agreements to repurchase	109,857	97,651
	FHLB and other indebtedness	131,855	144,616
	Liabilities related to discontinued operations	—	17,992

	Total Liabilities	1,647,589	1,497,692

Stockholders’	Preferred stock, par value undesignated; 1,000,000 shares authorized;
Equity	no shares issued and outstanding in 2004 and 2003	—	—
	Common stock, $1 par value; 15,000,000 shares authorized in 2004
	and 2003, respectively; 11,472,311 issued in 2004 and 11,442,348
	issued in 2003; and 11,250,927 and 11,242,443 outstanding in
	2004 and 2003, respectively	11,472	11,442
	Additional paid-in capital	108,263	108,128
	Retained earnings	68,019	56,894
	Treasury stock, at cost	(6,881)	(6,407)
	Accumulated other comprehensive income	2,360	4,978

	Total Stockholders' Equity	183,233	175,035

	Total Liabilities and
	Stockholders' Equity	$1,830,822	$1,672,727

First Community Bancshares, Inc.
Quarterly Performance Summary		As of and for the Quarter Ended
Income Statements		December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in Thousands Except Per Share Data)		2004	2004	2004	2004	2003

Interest	Interest and fees on loans held for investment	$20,518	$19,953	$19,112	$17,130	$17,967
	Interest on securities-taxable	2,460	2,960	3,433	3,266	3,528
	Interest on securities-nontaxable	1,727	1,642	1,707	1,636	1,637
	Interest on federal funds sold and deposits	197	94	104	197	122

	Total interest income	24,902	24,649	24,356	22,229	23,254

Interest	Interest on deposits	4,648	4,702	4,813	4,315	4,557
Expense	Interest on borrowings	2,383	2,246	1,916	1,930	1,797

	Total interest expense	7,031	6,948	6,729	6,245	6,354

	Net interest income	17,871	17,701	17,627	15,984	16,900
	Provision for loan losses	264	1,152	723	532	740

	Net interest income after provision for loan losses	17,607	16,549	16,904	15,452	16,160

Non-Int	Fiduciary income	529	499	512	418	549
Income	Service charges on deposit accounts	2,400	2,461	2,301	1,960	2,166
	Other service charges, commissions and fees	770	728	713	559	471
	Other operating income	440	530	610	295	317
	Gain (loss) on Securities	95	60	1,438	11	(90)

	Total non-interest income	4,234	4,278	5,574	3,243	3,413

Non-Int	Salaries and employee benefits	7,064	6,807	6,662	6,113	5,547
Expense	Occupancy expense of bank premises	900	913	894	852	704
	Furniture and equipment expense	764	735	747	626	567
	Amortization of intangible assets	112	112	111	64	65
	Other operating expense	3,822	3,670	3,812	3,255	3,028

	Total non-interest expense	12,662	12,237	12,226	10,910	9,911

	Income before income taxes-continuing operations	9,179	8,590	10,252	7,785	9,662
	Income tax expense-continuing operations	2,969	1,968	2,666	2,183	2,925

	Income from continuing operations	6,210	6,622	7,586	5,602	6,737

	Loss before tax-discontinued operations	(215)	(1,266)	(2,374)	(1,891)	(2,110)
	Income tax benefit-discontinued operations	(84)	(1,054)	(502)	(450)	(667)

	Loss from discontinued operations	(131)	(212)	(1,872)	(1,441)	(1,443)
	Net income	6,079	6,410	5,714	4,161	5,294

Per	Basic EPS	$0.54	$0.57	$0.51	$0.37	$0.47
Share	Diluted EPS	$0.54	$0.57	$0.50	$0.37	$0.47
	Basic EPS from continuing operations	$0.55	$0.59	$0.67	$0.50	$0.60
	Diluted EPS from continuing operations	$0.55	$0.58	$0.67	$0.49	$0.59
Data	Cash dividends per share	$0.25	$0.25	$0.25	$0.25	$0.25
	Weighted Average Shares Outstanding:
	Basic	11,248,137	11,231,973	11,228,956	11,245,465	11,244,382
	Diluted	11,355,202	11,326,999	11,320,415	11,347,748	11,362,269
	Actual shares outstanding at period end	11,250,927	11,243,991	11,215,473	11,244,894	11,242,443
	Book Value per share at period end	$16.29	$16.08	$15.28	$15.83	$15.57
	Market Value per share at period end	$36.08	$32.85	$33.50	$30.54	$33.16

First Community Bancshares, Inc.
Quarterly Performance Summary	As of and for the Quarter Ended
Income Statements	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in Thousands Except Per Share Data)	2004	2004	2004	2004	2003

Ratios:
Return on average assets	1.32%	1.39%	1.22%	1.00%	1.25%
Return on average assets-continuing operations	1.35%	1.44%	1.65%	1.36%	1.61%
Return on average equity	13.20%	14.46%	13.06%	9.40%	12.01%
Return on average equity-continuing operations	13.48%	14.94%	17.33%	12.66%	15.28%
Net yield on earning assets	4.49%	4.37%	4.46%	4.41%	4.56%
Net yield on earning assets-continuing operations	4.49%	4.38%	4.51%	4.45%	4.63%
Efficiency Ratio at end of period	58.65%	59.73%	59.97%	61.71%	51.92%
Efficiency Ratio at end of period-continuing operations	51.62%	50.56%	49.18%	51.26%	44.76%
Equity as a percent of total assets at end of period	10.01%	9.90%	9.27%	10.51%	10.46%
Equity as a percent of continuing assets at end of period	10.01%	9.90%	9.38%	10.71%	10.61%
Average earning assets as a percentage of average total assets	91.03%	90.88%	90.96%	92.21%	91.92%
Average earning assets-continuing as a percentage of average total assets continuing operations	91.03%	90.87%	91.12%	92.37%	92.18%
Average loans (not including loans held for sale) as a percentage of average deposits	90.31%	88.63%	83.38%	83.10%	84.17%
QTD:
Average Loans (Not including Loans Held for Sale)	$1,234,932	$1,222,204	$1,171,562	$1,016,309	$1,034,786
Average Earning Assets	$1,667,625	$1,673,030	$1,708,139	$1,543,157	$1,545,585
Average Earning Assets-continuing operations	$1,667,625	$1,664,447	$1,682,841	$1,527,932	$1,527,098
Average Total Assets	$1,832,023	$1,840,911	$1,878,000	$1,673,585	$1,681,510
Average Total Assets-continuing operations	$1,832,023	$1,831,596	$1,846,772	$1,654,119	$1,656,714
Average Deposits	$1,367,365	$1,379,000	$1,405,121	$1,223,032	$1,229,439
Average Deposits-continuing operations	$1,367,365	$1,378,953	$1,405,070	$1,222,971	$1,229,351
Average Equity	$183,258	$176,369	$176,034	$178,037	$174,923
Taxable Equivalent Net Interest Income	$18,824	$18,374	$18,948	$16,937	$17,773
Taxable Equivalent Net Interest Income-continuing operations	$18,824	$18,314	$18,873	$16,889	$17,806
Average Interest-bearing deposits	$1,143,060	$1,160,880	$1,182,311	$1,036,976	$1,038,341
Average Interest-bearing deposits-continuing operations	$1,143,060	$1,160,880	$1,182,311	$1,036,976	$1,038,341

First Community Bancshares, Inc.
Quarterly Performance Summary
Balance Sheets	(Dollars in Thousands Except Per Share Data)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2004	2004	2004	2004	2003

Cash and due from banks	$37,294	$37,400	$41,533	$36,389	$37,173
Interest-bearing deposits with banks	17,452	17,678	14,799	40,157	22,136
Securities available for sale	388,678	391,623	429,478	443,657	444,194
Securities held to maturity	34,221	34,719	36,209	37,425	38,020
Loans held for sale	1,194	1,163	774	257	424
Loans held for investment, net of unearned income	1,238,756	1,229,270	1,186,954	1,019,829	1,026,191
Less allowance for loan losses	16,339	16,233	16,160	14,536	14,624

Net loans	1,222,417	1,213,037	1,170,794	1,005,293	1,011,567
Premises and equipment	37,360	36,499	35,071	30,507	29,816
Other real estate owned	1,419	1,636	2,166	2,571	2,091
Interest receivable	8,554	8,770	8,653	8,434	8,327
Other assets	20,923	22,302	25,566	18,269	17,266
Intangible assets	61,310	61,715	62,003	39,226	39,341
Assets related to discontinued operations	—	—	22,192	32,275	22,372

Total Assets	$1,830,822	$1,826,542	$1,849,238	$1,694,460	$1,672,727

Deposits:
Demand	$221,499	$218,818	$225,241	$197,282	$194,046
Interest-bearing demand	318,166	312,594	318,932	243,226	234,458
Savings	217,095	222,065	224,706	194,722	190,366
Time	602,304	609,076	626,150	607,426	606,666

Total Deposits	1,359,064	1,362,553	1,395,029	1,242,656	1,225,536
Interest, taxes and other liabilities	14,313	14,616	11,501	12,619	11,897
Federal funds purchased	32,500
Securities sold under agreements to repurchase	109,857	111,481	109,252	98,035	97,651
FHLB and other indebtedness	131,855	157,060	140,941	133,774	144,616
Liabilities related to discontinued operations	—	—	21,130	29,342	17,992

Total Liabilities	1,647,589	1,645,710	1,677,853	1,516,426	1,497,692

Preferred Stock	—	—	—	—	—
Common stock, $1 par value	11,472	11,470	11,451	11,450	11,442
Additional paid-in capital	108,263	108,280	108,078	108,243	108,128
Retained earnings	68,019	64,752	61,153	58,241	56,894
Treasury stock, at cost	(6,881)	(7,029)	(7,321)	(6,566)	(6,407)
Accumulated other comprehensive income (loss)	2,360	3,359	(1,976)	6,666	4,978

Total Stockholders’ Equity	183,233	180,832	171,385	178,034	175,035

Total Liabilities and Stockholders’ Equity	$1,830,822	$1,826,542	$1,849,238	$1,694,460	$1,672,727

First Community Bancshares, Inc.
Selected Financial Information
(Dollars in Thousands)
	As of and for the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2004	2004	2004	2004	2003
Asset Quality Analysis:
Allowance for Loan Losses:
Beginning balance	$16,233	$16,160	$14,536	$14,624	$15,680
Provision	264	1,152	723	532	740
Acquisition balance	—	—	1,786	—	—
Charge-offs	(718)	(1,312)	(1,233)	(911)	(2,022)
Recoveries	560	233	348	291	226

Net charge-offs	(158)	(1,079)	(885)	(620)	(1,796)

Ending balance	$16,339	$16,233	$16,160	$14,536	$14,624

Nonperforming Assets:
Nonaccrual loans	$5,168	$3,679	$2,630	$3,588	$2,993
Foreclosed real estate	1,419	1,636	2,166	2,571	2,091
Repossessions	1	40	92	60	75
Loans 90 days or more past due & still accruing	—	—	—	—	—

Nonperforming assets	$6,588	$5,355	$4,888	$6,219	$5,159

Loans 90 days or more past due & still accruing as a percentage of loans held for investment	0.00%	0.00%	0.00%	0.00%	0.00%
Asset Quality Ratios:
Nonaccrual loans and leases as a percentage of loans held for investment	0.42%	0.30%	0.22%	0.35%	0.29%
Nonperforming assets as a percentage of:
Total assets	0.36%	0.29%	0.26%	0.37%	0.31%
Total assets-continuing	0.36%	0.29%	0.27%	0.37%	0.31%
Loans held for investment plus foreclosed property	0.53%	0.44%	0.41%	0.61%	0.50%
Net charge-offs as a % of average loans held for investment	0.01%	0.09%	0.08%	0.06%	0.17%
Allowance for loan & lease losses as a percentage of loans held for investment	1.32%	1.32%	1.36%	1.43%	1.43%
Ratio of allowance for loans losses to:
Nonaccrual loans	3.16	4.41	6.14	4.05	4.89
Restructured loans performing according to modified terms	$354	$368	$392	$392	$356